EXHIBIT 99.1

For Further Information

Randy Kohn, President and Chief Executive Officer

843-522-1228 or email: randyk@lowcountrybank.com

James L. Pate, Chief Financial Officer

843-522-1228 or email: jimmy@lowcountrybank.com

May 16, 2006

FOR IMMEDIATE RELEASE

COASTAL BANKING COMPANY

Recent Business Events

May 16, 2006 – Beaufort, SC - Coastal Banking Company Inc., holding company for Lowcountry National Bank of Beaufort, South Carolina and First National Bank of Nassau County, Florida, reported financial performance for the quarter ended March 31, 2006 and the completion of consolidating its subsidiary banks’ data processing systems.

Net income for the quarter ended March 31, 2006 was $635,000 compared to $219,000 for the comparable March 31, 2005 quarter. Diluted earinings per share were $.25 per share compared to $.18 per share for the same period in 2005.*   Income was higher in 2006 because of the addition of First National Bank of Nassau County, which was acquired through the merger with First Capital Bank Holding Company on October 1, 2005.

During the first three months of 2006, total assets grew by $12,101,000, or 3.4%, to $367,269,000. This growth resulted from increases in loans of $13,271,000, or 5.5%. Total deposits increased by $11,281,000 or 3.9% over the first three months of 2006. Total shareholders’ equity increased by $488,000 to $39,803,000 during the quarter and tangible equity totaled $29,057,000, an increase of $578,000.

Net interest income increased by 159% to $3,073,000 in the first three months of 2006 compared to $1,188,000 last year as a result of the addition of First National, which contributed $1,631,000 to net interest income during the current quarter. Net interest margin totaled 3.69% during the first quarter of 2006 compared to 3.40% for the first quarter of 2005. Provision for loan loss increased from $63,000 in the 2005 first quarter to $169,000 in 2006. First National contributed $120,000 of this provision primarily as a result of growth in its loan portfolio during the quarter. The Company’s overall allowance for loan losses as a percent of gross loans outstanding increased from 1.11% at March 31, 2005 to 1.19% at March 31, 2006. Noninterest income increased from $176,000 in the first quarter of 2005 to $391,000 in the first quarter of 2006 with First National adding $245,000 during the period. Noninterest expense totaled $2,324,000 compared to $970,000 in last year’s first quarter. First National added $1,206,000 to our consolidated noninterest expense in the first quarter of 2006.

In April, 2006 the Company completed the combination of its subsidiary banks’ data processing systems subsequent to the merger with First Capital. The company expects that this combination will

* Prior year’s earnings per share are adjusted for a 5% stock dividend paid to shareholders on December 15, 2005.

improve overall operating efficiencies and provide a means for faster delivery of new products and services.

Commenting on the quarter’s performance, Randy Kohn, Chief Executive Officer, stated, “The economy in our two coastal markets continues to be strong as evidenced by our loan and deposit growth during the quarter. We thank our loyal customers for their support during our computer changeover and we thank our staff for the teamwork that made these improvements possible.”

Coastal Banking Company has its headquarters at 36 Sea Island Parkway, Beaufort, SC. Its stock is traded over the counter under the symbol (OTC: CBCO.OB).

Except for historical information contained herein, the matters discussed in this press release consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, unforeseen general economic conditions, potential difficulties in the execution of Coastal Banking Company’s business and growth strategies, competitive risks and other factors set forth from time to time in Coastal Banking Company’s filings with the Securities and Exchange Commission. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” and “anticipates” are similar expressions as they relate to Coastal Banking Company (including its subsidiaries), or its management, and are intended to identify forward-looking statements.

Coastal Banking Company from time to time becomes aware of rumors concerning its business, prospects and results of operations. As a matter of policy, Coastal Banking Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information. Coastal Banking Company complies with federal and state laws applicable to the disclosure of information concerning its business, prospects and results of operations. Investors may be at significant risk in relying on unsubstantiated information from other sources.